QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2

Durban Roodepoort Deep, Limited

16 June, 2004

Dear Emperor Shareholder,

        I am pleased to advise you that on 10 June, Durban Roodepoort Deep, Limited (DRD) announced that it will increase its offer for your shares in Emperor Mines Limited. A majority of the independent directors of Emperor recommend that you accept this offer.

        To accept this final, higher offer, you need to complete and return the attached Acceptance Form.

        The increased offer is 5 DRD shares for every 22 of your Emperor shares—a 14% increase over our previous offer. That offer represented a 32% premium over the price at which Emperor was trading prior to our announcement of the offer on 8 March 2004.

        This is the final increase in our offer to you for your Emperor shares.    It is important you are aware that DRD will not be increasing its offer again.

        Emperor is a key acquisition for DRD. Emperor represents an important plank in our strategy. Our combined operations in South Africa, Papua New Guinea and Fiji make us a one million ounce, international gold producer. With strong cashflows from our Porgera and Tolukuma operations in Papua New Guinea, and exploration potential there and in Fiji, DRD is well poised for further growth within the Asia Pacific region. As a DRD shareholder, you can share in the benefits of this growth.

        To encourage you to accept the offer, there is now only one condition left. Six have been dropped. The remaining condition—that DRD become entitled to 90% acceptance of all the shares in Emperor—will be waived and the offer will become fully unconditional upon DRD's becoming entitled to at least 50.1% of the total Emperor shares on issue.

        When this last condition is satisfied, you will receive your offer consideration more quickly. DRD is shortening the time for payment of the offer consideration to accepting shareholders to within seven days after its offer becomes unconditional, or after acceptance of the offer, whichever is the latter.

        DRD is giving you more time to accept the offer. The offer period is being extended and will now expire at 7 pm (Sydney time) on Wednesday 14 July 2004, unless extended in accordance with the Corporations Act.

        If you have already accepted the offer (and have not withdrawn your acceptance), you will receive the increased consideration if the offer becomes unconditional. In these circumstances, no further action on your behalf is required.

        DRD has agreed to pay broker's fees in relation to acceptances under the offer. See the supplementary Bidder's Statement attached for more details.

        Attached are the documents required to give effect to these changes.

        You may be called by Georgesons Shareholder, acting on behalf of DRD. They will be able to help you with any questions you may have regarding how to accept the offer. These calls will be recorded as required by the Corporations Act.

        Should you require further information, please contact our shareholder hotline on 1800 118 938. For more detailed information or to view the Bidders' Statement, please visit our web page—www.durbans.com.

        I look forward to welcoming you as a DRD shareholder.

Yours faithfully

/s/ Ian Murray

Ian Murray

Acceptance Form

This is an important document. If you are in doubt as to how to complete this form please consult your financial or other professional adviser immediately or telephone the Emperor Shareholder Infoline on 1800 118 938 (toll free). If you are calling from outside Australia, please dial + 61 8 9386 2651.

Use this form to accept Durban Roodepoort Deep, Limited’s (DRD) offer for all of your ordinary shares (including Emperor Shares represented by Emperor ADSs) in Emperor Mines Limited ABN 61 007 508 787 (Emperor).

Step 1.     Your details

Sub Register

SRN/HIN

Number of Emperor Shares you hold

If any of the above details are incorrect, please amend them and initial the alterations.

If you are a Non-Qualifying Foreign Shareholder, your DRD Shares may be allocated to a Nominee and sold on your behalf. See section 9.7(h) of the Offer.

If your Emperor Shares are held on the issuer sponsored subregister (denoted by the fact that your holder number shown above begins with an “I”) or if at the time of your acceptance you are entitled to be (but are not yet) registered as the holder of your Emperor Shares, please read the instructions overleaf and then sign in the space provided at the bottom of this page.

Step 2.     Acceptance

You must accept the Offer for ALL of your Emperor Shares.

I wish to accept the Offer in respect of ALL of my Emperor Shares	/X/

Step 3.    Write your Controlling Participant details

If your Emperor Shares are held on the CHESS subregister
(check your details above), to accept the Offer you can:

* Contact your Controlling Participant (normally your broker) – (you do not need to return this form)

OR

* If you want us to contact them on your behalf, write their details here and sign and return this form in sufficient time before the end of the Offer Period to enable us to instruct your Controlling Participant to effect acceptance of the Offer on CHESS during business hours.

Controlling Participant details for CHESS subregister only.

Name

Address

Step 4.     Are you a foreign shareholder?

Are you (or the person, if any, on whose behalf you are signing this Acceptance Form) a Non-Qualifying Foreign Shareholder? (Please write “Yes” or No”)

•              Before deciding whether to write “Yes” or “No” in this space provided, you should read the definition of “Non-Qualifying Foreign Shareholder” in the Bidder’s Statement to see if it is applicable to you or any person on whose behalf you are signing this Acceptance Form.

•              If you write “Yes” in the space provided, your DRD Shares will be allotted to a Nominee and sold for your benefit (see section 9.7(h) of the Offer).

•              If you do not write “Yes” in the space provided, you will have agreed to the restrictions on transferring your DRD Shares in the United States or to, or for the account, of U.S. persons described in the U.S. Transfer Restrictions as well as the Hong Kong transfer restrictions described in section 8.10 of the Bidder’s Statement.

Step 5.     Sign here

I/We, the person(s) named above, being the holder(s) of the Emperor Shares or ADSs described above (“Relevant Emperor Shares”) accept the Offer in respect of my/our Relevant Emperor Shares and hereby agree to transfer to DRD the Relevant Emperor Shares for the consideration specified in the Offer and agree to be bound by the terms and conditions of the Offer, including my/our representations, warranties and agreements set out in the Bidder’s Statement and the Transfer Restrictions.

If this form is signed under power of attorney, the attorney declares that he has no notice of revocation of that power.

Individual or Securityholder 1		Securityholder 2	Securityholder 3

Director		Director/Company Secretary	Sole Director and Sole Company Secretary

Date – Day	Month	Year

	/	/

Please provide a telephone number so that we can contact you if we have any questions about this Acceptance Form	Telephone Number:

You must complete, sign and return this Acceptance Form to one of the addresses shown overleaf BEFORE the Offer closes. Your acceptance must be received by no later than 7pm  (Sydney time) on 14 July 2004 (unless the Offer is withdrawn or extended).

HOW TO ACCEPT THE OFFER

Your acceptance must be received by no later than 7pm  (Sydney time) on 14 July 2004 (unless the Offer is withdrawn or extended).

The definitions in section 10 of the Bidder’s Statement apply to this Acceptance Form.

Instructions for issuer sponsored holders

If you have recently sold or bought Emperor Shares or American Depository Shares (ADSs) in Emperor:

•              If you have sold all of your Emperor Shares or ADSs send this Acceptance Form to the broker who acted for you on the sale.

•              If you have sold some of your Emperor Shares or ADSs or bought some Emperor Shares or ADSs amend the number of shares and/or ADSs held by you on the Acceptance Form, initial the amendment and write next to it the name and address of the broker who acted for you on the sale or purchase.

Sign and Date the Acceptance Form

•              Joint Shareholders:  All of you must sign this Acceptance form.

•              Corporations:  This form must be signed by the authorised officers of the corporation and sealed (if required, and in accordance with the corporation’s constitution), or a duly appointed attorney.

•              Power of Attorney and Deceased Estate:  If this form is signed under power of attorney, or by the executors of a deceased estate, or by the administrators, the relevant power of attorney, probate or letters of administration, together with any other documents required by law, must be attached.

ENQUIRIES ABOUT ACCEPTANCE PROCEDURES AND THE OFFER

CALL THE EMPEROR SHAREHOLDER INFOLINE ON 1800 118 938 (TOLL FREE)

OR + 61 8 9386 2651 IF YOU ARE CALLING FROM OUTSIDE AUSTRALIA

PLEASE COMPLY WITH THIS SECTION IF YOU HAVE RECENTLY

BOUGHT OR SOLD EMPEROR SHARES OR ADSs

If you have sold all of your Emperor Shares or ADSs, please send this Acceptance Form to the broker who acted on your behalf.

If you have sold part of your Emperor Shares or ADSs recently or IF YOU HAVE BOUGHT Emperor Shares or ADSs recently, please write the name, address and telephone number of your broker in the space provided below.

Broker’s Name:

Address:

Telephone:

RETURN THE FORM AND ANY OTHER DOCUMENTS:

USING THE REPLY PAID ENVELOPE ENCLOSED (Note: overseas residents should return their Acceptance Form by airmail and NOT in the reply paid envelope)	OR	send to: Durban Roodepoort Deep Takeover Offer Computershare Investor Services Pty Limited GPO Box 7115 Sydney NEW SOUTH WALES 2001	OR	deliver to: Durban Roodepoort Deep Takeover Offer Computershare Investor Services Pty Limited Level 3, 60 Carrington Street Sydney NEW SOUTH WALES 2000

NOTICE UNDER SECTION 653B CORPORATIONS ACT 2001

If all or any of your Emperor Shares are held by you on behalf of anyone else, your shares are taken to consist of distinct portions and separate takeover offers are regarded as having been made in respect of each portion. In such case, an acceptance will be ineffective unless this Form specifies the number of shares in each portion to which the acceptance relates.

Please complete the details of such portions in the space provided below and indicate whether you accept the Offer in relation to that portion.  You may only accept the Offer in respect of all of the shares in each portion.

No. of Emperor Shares in portion	Yes	No

QuickLinks

  Exhibit 2